Exhibit 4.4

MEDALIST DIVERSIFIED REIT, INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST:  The Board of Directors (the “Board”) of Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”), pursuant to Section 6.1.8 of Article VI of the Articles of Incorporation of the Company (as amended, the “Charter”), has (a) decreased the Aggregate Share Ownership Limit from 9.8% in value of the aggregate of the outstanding Shares to 3.6% in value of the aggregate of the outstanding Shares for all Persons other than for any Excepted Holder and other than for any Person as to whom the decrease shall not be effective pursuant to, and on the terms and conditions specified in, Section 6.1.8 and (b) decreased the Common Share Ownership Limit from 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares to 3.6%  (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares for all Persons other than any Excepted Holder and other than for any Person as to whom the decrease shall not be effective pursuant to, and on the terms and conditions specified in, Section 6.1.8. Any capitalized term not otherwise defined herein shall have the meaning given to them in the Charter.

SECOND:  The undersigned officers acknowledge this Certificate of Notice to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned officers acknowledge that to the best of each of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Notice to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 8th day of August, 2023.

ATTEST:		MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Brent Winn, Jr.	By:	/s/ Francis P. Kavanaugh
Name:	Brent Winn, Jr.	Name:	Francis P. Kavanaugh
Title:	Chief Financial Officer	Title:	Chief Executive Officer